FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS OCTOBER SALES RESULTS
 - Company Comments on SEC Filing Status -

Secaucus, New Jersey - November 8, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended November 3, 2007.

Total sales for the four-week period ended November 3, 2007 were $183.8 million, a 1% decrease compared to sales of $184.8 million for the four-week period ended October 28, 2006. Consolidated comparable store sales increased 2% on top of last year’s 9% comparable store sales increase. During fiscal October, the Company opened nine Children’s Place stores and closed one.

Total Sales (millions):

	October 2007	October 2006	% Change	Third Quarter 2007	Third Quarter 2006	% Change	Year-to-Date 2007	Year-to-Date 2006	% Change
The Children’s Place brand	$132.0	$128.4	3%	$429.4	$397.2	8%	$1,076.0	$988.6	9%
Disney Store	$ 51.8	$56.4	(8)%	$158.0	$153.2	3%	$414.6	$383.9	8%
Total Company	$183.8	$184.8	(1)%	$587.4	$550.4	7%	$1,490.6	$1,372.5	9%

Comparable Store Sales1:

	October 2007	October 2006	Third Quarter 2007	Third Quarter 2006	Year-to-Date 2007	Year-to-Date 2006
The Children’s Place brand	2%	10%	1%	15%	1%	13%
Disney Store	4%	9%	0%	11%	2%	14%
Total Company	2%	9%	1%	14%	1%	13%

Separately, the Company commented that it is making progress toward filing its delinquent SEC financial reports. As previously announced, the Board of Directors of the Nasdaq Stock Market extended to November 14th the deadline for the Company to become current in its SEC reporting obligations in order for its shares to remain listed on the Nasdaq Stock Market. If the Company is unable to meet the November 14th date, at this time it expects that it should be in position to file its delinquent reports soon thereafter. Accordingly, the Company will request an extension from Nasdaq.

While previously disclosed events subsequent to the Company’s fiscal 2006 investigation of stock option granting practices have slowed the process of becoming current in its financial reporting obligations, the Company noted that none of those events have resulted in, nor has the Company uncovered, any other material financial misstatements.
- more -

PLCE: October 2007 Sales Release

In conjunction with today’s October sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, November 15, 2007. To access the call, please dial (402) 220-2650 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company plans to report third quarter results on Wednesday, November 21, 2007. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 424-1055 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on November 28, 2007. To access the replay, please dial (402) 220-0119, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of November 3, 2007, the Company owned and operated 907 The Children’s Place stores and 328 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

1 As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today and going forward regarding last year’s comparable store sales results, in view of the shift, will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option granting practices and the completed investigation by the special committee of the Company's Board of Directors, the previously announced pending restatement of the Company's historical financial statements, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the pending NASDAQ proceedings regarding the Company's continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
Investors: Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
Media:  Cara O’Brien/Leigh Parrish, FD, (212) 850-5600

###